EXHIBIT 15

May 24, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated October 22, 2001, January 23, 2002 and April 23, 2002 on our reviews of the consolidated interim financial information of Regis Corporation (the “Company”) as of September 30, 2001, December 31, 2001 and March 31, 2002 and for the three-month periods ended September 30, 2001 and 2000, the three- and six-month periods ended December 31, 2001 and 2000 and the three- and nine-month periods ended March 31, 2002 and 2001 and included in the Company’s quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated May 24, 2002.

Very truly yours,

PricewaterhouseCoopers LLP